C. Richard Ropka, LLM (Tax)

Licensed in:

State of New Jersey

Admitted to:

United States Supreme Court

United States District Court

United States Tax Court

United States Court of Claims

Please Reply To Our

Turnersville Office

Gloucester County

215 Fries Mill Road

Turnersville, NJ 08012

Camden County

(By Appointment Only)

1101 Crane Drive, Suite 100

Cherry Hill, NJ 08003

Burlington County

(By Appointment Only)

150 Himmelein Road

Medford, NJ 08055

December 16, 2022

BCM Focus Funds

12600 Hill Country Boulevard, Suite R-230

Austin, Texas 78738

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-267898 and 811-23833 (the “Registration Statement”), of BCM Focus Funds (the “Trust”).

We have acted as counsel to BCM Focus Funds, a Delaware statutory trust being registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Trust”), in connection with the filing of the Trust’s above-referenced Registration Statement (as the same has been amended by Pre-Effective Amendments No. 1, the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, registering an indefinite number of shares of beneficial interest to be offered for sale by the Registration Statement (the “Shares”) of the BCM Focus Small/Micro Cap Fund (the “Fund”), a series of the Trust.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement with the SEC. For purposes of rendering this opinion we have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of BCM Focus Small/Micro Cap Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

BCM Focus Funds

December 16, 2022

Page Two

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Charles R. Ropka, Esq.
Charles R. Ropka, Esq.

CRR/my

Telephone (856) 374-1744 · Facsimile (866) 272-8505 · www.RopkaLaw.com